Media Contact:                  Kevin Foley
                                212-578-4132
                                kfoley@metlife.com

Investor Contact:               Kevin Helmintoller
                                212-578-5140
                                helmintoller@metlife.com

                        METLIFE MOVES TO CUT EXPENSES
             ELIMINATES UNPROFITABLE BUSINESSES AND REDUCES STAFF
                      Company schedules conference call

NEW YORK, October 22, 2001 -- MetLife, Inc. (NYSE: MET) today announced several key management initiatives that resulted from its continuing strategic review of operations and its ongoing commitment to reduce expenses. The company also clarified its insurance loss estimates associated with the September 11, 2001 terrorist attacks and scheduled a conference call to discuss these items.

Management Initiatives
Robert H. Benmosche, chairman and chief executive officer, said, "When MetLife went public in April 2000, we said that we would work hard to cut expenses and streamline the organization to build long-term value for our shareholders and customers. The initiatives we are announcing today are difficult but necessary steps to position us for enhanced profitability in the future."

The management initiatives include:
* Streamlining management decision making in all of its business segments by the recent elimination of 253 officer and director-level employee positions, or approximately 10% of all officers and directors. In the third quarter, 158 of such officers and directors have left the company.
* Eliminating approximately 640 non-sales positions in Individual Business and approximately 340 operations and technology positions supporting Individual Business. This is part of Individual Business' continuing efforts to consolidate administrative operations, thereby reducing its expense structure.
* Reducing the number of MetLife Auto & Home positions by 200 as a result of consolidations resulting from the St. Paul Companies personal lines integration and technology improvements in claims processing and customer service areas.
* Discontinuing its stand-alone 401(k) recordkeeping services. This affects 26 clients, including Institutional Business' largest defined contribution plan clients, and will result in the eventual elimination of approximately 450 positions over the next year. MetLife and Hewitt Associates have reached an agreement whereby Hewitt will offer its recordkeeping services to these clients.
* Discontinuing externally managed, guaranteed index separate accounts made available through Institutional Business' Retirement & Savings organization.
                                   - more -

In addition to the initiatives listed above, MetLife is establishing a policyholder liability with respect to certain group annuity contracts at New England Financial. This will result in the distribution of accumulated surplus in accordance with the commitment made to the Massachusetts Insurance Department at the time of MetLife's purchase of New England Mutual Life Insurance Company in 1996.

These actions will result in after-tax charges of approximately $12 million in the third quarter and $356 million in the fourth quarter, of which $117 million is attributable to Individual Business actions, $237 million to Institutional Business and the remaining $2 million to Auto & Home. The company expects these initiatives to enhance 2002 after-tax operating earnings by more than $100 million, which will help offset the negative impact of lower equity market performance on separate account management fees, DAC amortization as well as an increase in expenses related to the company's corporate pension plans.

September 11 Events
The company revised its expected insurance losses resulting from the September 11 attacks. MetLife currently expects the net impact on operating earnings to be approximately $210 million after-tax or $0.27 per share.

Earnings Guidance
MetLife expects to report third quarter earnings of $0.29 to $0.31 per share. Excluding the insurance losses associated with the September 11 tragedies, the company expects to report third quarter earnings of $0.56 to $0.58 per share. MetLife will report its third quarter earnings on November 6, 2001.

Conference Call
MetLife will hold a conference call today from 6:00 to 6:45 p.m. (EDT) to discuss these key management initiatives. For those calling, the phone number is 1-888-428-4473 (domestic callers) and 1-612-332-1213 (international callers). A live audio Webcast of the call will be available over the Internet at www.metlife.com (through a link on the Investor Relations page in the Special Events section). Those who want to listen to the call should go to the Web site at least fifteen minutes prior to the call to register, and download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 9:30 p.m. (EDT) this evening until Monday, October 29, 2001, at 12:00 a.m. (EST). To listen to a replay of the conference call over the telephone, dial 1-800-475-6701 (domestic callers) or 1-320-365-3844
(international callers). The access code for the replay is 607612. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.
                                  #   #   #
                                   - more -

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (iv) catastrophe losses; (v) adverse litigation or arbitration results; (vi) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (vii) downgrades in the company's affiliates' claims paying ability or financial strength ratings; (viii) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; and (ix) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.